UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAXIMUS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11419 Sunset Hills Road

Reston, Virginia 20190

(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 22, 2006

The 2006 Annual Meeting of Shareholders of MAXIMUS, Inc. will be held at our corporate headquarters at 11419 Sunset Hills Road in Reston, Virginia on Tuesday, March 22, 2006 at 11:00 a.m., Eastern Standard Time, to consider and act upon the following matters:

1.             The election of three Class III Directors to serve until the 2009 Annual Meeting of Shareholders.

2.             The amendment of our 1997 Equity Incentive Plan to increase the number of shares of our common stock as to which awards may be granted under the plan to 8,000,000 shares.

3.             The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2006 fiscal year.

4.             The transaction of any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on Friday, January 20, 2006 will be entitled to vote at the annual meeting or at any adjournment of the annual meeting.

Our board of directors hopes that you will attend the meeting.  Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope.  Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

David R. Francis, Secretary

January 26, 2006

11419 Sunset Hills Road
Reston, Virginia 20190
(703) 251-8500

PROXY STATEMENT

Our board of directors is soliciting your proxy with the enclosed proxy card for use at the 2006 Annual Meeting of Shareholders to be held on Wednesday, March 22, 2006 and at any adjournments of the meeting.  This proxy statement and accompanying proxy are first being sent or given to shareholders on or about January 26, 2006.

GENERAL INFORMATION ABOUT VOTING

Who can vote.  You will be entitled to vote your shares of MAXIMUS common stock at the annual meeting if you were a shareholder of record at the close of business on January 20, 2006.  As of that date, 21,437,609 shares of common stock were outstanding and entitled to one vote each at the meeting.  You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 20, 2006.

How to vote your shares.  You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy.  If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card.  The proxies named in the enclosed proxy card (Lynn P. Davenport, Richard A. Montoni and David R. Francis) will vote your shares as you have instructed.  You may authorize the proxies to vote your shares in favor of each of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

Even if you expect to attend the meeting, please complete and mail your proxy card in any case in order to assure representation of your shares.  If you attend the meeting, you can always revoke your proxy by voting in person.  No postage is necessary if the proxy card is mailed in the United States.

Quorum.  A quorum of shareholders is required in order to transact business at the annual meeting.  A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

Number of votes required.  The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote

• Election of directors	For each nominee, a plurality of the votes cast are for such nominee.

• Amendment to 1997 Equity Incentive Plan.	A majority of the votes cast are for the amendment, provided that the total number of votes so cast is greater than 50% of the total number of shares of common stock outstanding.

• Ratification of the board’s selection of independent public accountants	A majority of the votes cast are for ratification.

Abstentions and broker non-votes.  A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter.  If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will not count as votes cast in the election of directors or in the vote on ratifying the board’s selection of independent public accountants.  Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

The New York Stock Exchange listing standards, however, consider abstentions from the proposed amendment to our 1997 Equity Incentive Plan to be votes cast for purposes of that proposal.  As a result, abstentions will have the same effect as votes cast against that proposal.  Broker non-votes are not considered votes cast and will not affect the outcome of the vote.

Discretionary voting by proxies on other matters.  Aside from the election of directors, the proposed amendment to our 1997 Equity Incentive Plan and the ratification of the board’s selection of independent public accountants, we do not know of any other proposal that may be presented at the 2006 Annual Meeting.  However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy.  You may revoke the authority granted by your executed proxy card at any time before we exercise it by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary, or by voting in person at the annual meeting.

Expenses of solicitation.  We will bear all costs of soliciting proxies.  We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses.  In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,000 in the aggregate.

Shareholders sharing the same surname and address.  In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement.  This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.  If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, 11419 Sunset Hills Road, Reston, Virginia 20190, Attn: Director of Investor Relations, telephone: (800) 368-2152.  If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP OF MANAGEMENT AND FIVE PERCENT OWNERS

The following table shows the number of shares of our common stock beneficially owned as of January 1, 2006 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and the nominees for director, (iii) the executive officers named in the Summary Compensation Table contained in this proxy statement and (iv) all of our current directors and executive officers as a group.

The number of shares beneficially owned by each holder is based upon the rules of the Securities and Exchange Commission (“SEC”).  Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right.  Accordingly, this table includes shares that each person has the right to acquire on or before March 2, 2006.  Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table.  By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any shareholder or group of shareholders in the following table, the total number of shares deemed outstanding includes 21,388,592 shares that were outstanding on January 1, 2006, plus any shares that holder or group of holders could acquire upon exercising any options held by that holder or group of holders that are exercisable on or before March 2, 2006.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares		Percent

Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	2,497,960	(1)	11.7%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	2,206,427	(2)	10.3%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	1,758,500	(3)	8.2%

Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, California 94403	1,206,428	(4)	5.6%

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares		Percent

Citadel Limited Partnership Citadel Investment Group, L.L.C. Kenneth Griffin Citadel Wellington LLC Citadel Kensington Global Strategies Fund Ltd. Citadel Equity Fund Ltd. Citadel Derivatives Group LLC Citadel Credit Products Ltd. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	1,126,211	(5)	5.3%

Russell A. Beliveau	77,545	(6)	*
John F. Boyer	52,973	(7)	*
Bruce L. Caswell	12,824	(7)	*
Lynn P. Davenport	134,304	(8)	*
David R. Francis	55,456	(7)	*
John J. Haley	29,297	(9)	*
Paul R. Lederer	21,038	(9)	*
Richard A. Montoni	104,613	(7)	*
Peter B. Pond	92,652	(9)	*
Raymond B. Ruddy	220,987	(7)	1.0%
Marilyn R. Seymann	26,798	(9)	*
James R. Thompson, Jr.	42,940	(9)	*
Wellington E. Webb	19,067	(9)	*
All directors and executive officers as a group (17 persons)	890,494	(10)	4.2%

*          Percentage is less than 1% of all outstanding shares of common stock.

(1)       As of September 30, 2005, as reported by Royce & Associates, LLC (“Royce”) on Form 13F filed with the SEC.  Royce indicated on a Schedule 13G/A filed with the SEC on June 8, 2005 that, in its capacity as investment adviser, it had sole voting and dispositive power over all shares of common stock that it beneficially owned.

(2)       As of September 30, 2005, as reported by Wellington Management Company, LLP (“WMC”) on Form 13F filed with the SEC.  WMC indicated on a Schedule 13G/A filed with the SEC on February 14, 2005 that, in its capacity as investment adviser, it may be deemed to beneficially own shares of common stock held of record by its clients.

(3)       As of September 30, 2005, as reported by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on Form 13F filed with the SEC.  Based on information provided in a Schedule 13G/A filed with the SEC on February 11, 2005, we believe that, as of September 30, 2005, T. Rowe Price had sole dispositive power for 1,758,500 of the reported shares and sole voting power for 199,700 of the reported shares.

(4)       As of September 30, 2005, as reported by Franklin Resources, Inc. (“Franklin”) on Form 13F filed with the SEC.  Based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2005, we believe that the reported shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin.  As reported in the Schedule 13G/A, Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin.

(5)       As of January 5, 2006, as reported by the parties named in the table in a Schedule 13G filed with the SEC on January 10, 2006.  Each of the parties indicated in the Schedule 13G that it had shared voting and dispositive power over all of the reported shares.

(6)       Amount includes 27,619 shares issuable under stock options exercisable on or before March 2, 2006 and 46,342 shares held in a trust of which Mr. Beliveau and his spouse are the primary beneficiaries.

(7)       Amounts include shares issuable under stock options exercisable on or before March 2, 2006, as follows: Boyer, 51,481; Caswell, 12,500; Francis, 52,349; Montoni, 103,750; and Ruddy 20,987.

(8)       Amount includes 129,463 shares issuable under stock options exercisable on or before March 2, 2006 and 1,250 shares held by Mr. Davenport’s son.

(9)       Amounts reflect shares issuable under stock options exercisable on or before March 2, 2006.

(10)     Amount includes 672,441 shares issuable under stock options exercisable on or before March 2, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities.  They must also furnish copies of the reports to us.  Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2005 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that David Mastran, a former director, executive officer and ten percent beneficial owner, inadvertently filed late a report on Form 4 covering six separate sales of common stock in October 2004, David R. Francis inadvertently filed late a report on Form 4 covering the grant of stock options in October 2004 and each of Russell A. Beliveau, John J. Haley, Paul R. Lederer, Marilyn R. Seymann and Wellington E. Webb inadvertently filed late a report on Form 4 covering the grant of stock options in March 2005.

PROPOSAL 1 – ELECTION OF DIRECTORS

General

The board of directors currently consists of nine directors.  Under our charter, the board is divided into three classes, with each class having as nearly equal a number of directors as possible.  The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders.  At the 2006 Annual Meeting, three Class III Directors will be elected to hold office for three years and until their successors are elected and qualified.  The board has nominated Lynn P. Davenport, Raymond B. Ruddy and Wellington E. Webb for election as Class III Directors at the upcoming annual meeting.  Mr. Davenport, Mr. Ruddy and Mr. Webb presently serve as our directors.  If you return your proxy card in the enclosed envelope, the persons named in the enclosed proxy card will vote to elect these three nominees unless you mark your proxy card otherwise.  The proxy may not be voted for a greater number of nominees than three.  Each nominee has consented to being named in this proxy statement and to serve if elected.  If for any reason a nominee should become unavailable for election prior to the annual meeting, the proxy may vote for the election of a substitute.  We do not presently expect that any of the nominees will be unavailable.

Vote Required

The affirmative vote of a plurality of the total number of votes cast for or withheld from each of Mr. Davenport, Mr. Ruddy and Mr. Webb is required to re-elect each nominee to our board.  Abstentions and broker non-votes will be considered as present for quorum purposes, but will not be counted as votes cast.  Accordingly, abstentions and broker non-votes will have no effect on the voting of this matter.

Biographical Information

The following table contains biographical information about the nominees and current directors whose terms of office will continue after the 2006 Annual Meeting.  Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 1, 2006, appears above under “Security Ownership of Management and Five Percent Owners.”

Nominees for Class III Directors (for term expiring in 2009)

Name and Age	Business Experience and Other Directorships	Director Since

Lynn P. Davenport Age: 58

Lynn P. Davenport was promoted to Chief Executive Officer of MAXIMUS effective October 1, 2004. Mr. Davenport is also the President of MAXIMUS, a position he has held since October 2003. Mr. Davenport served as the Chief Operating Officer of MAXIMUS from October 2003 through September 2004. He was General Manager of our Health and Consulting Strategic Business Unit since October 2001 through October 2003. He served as President of our Consulting segment from October 2000 to September 2001. Previously he had been President of the Human Services Division since he joined us in 1991. Mr. Davenport has served as a director since 1994. He has over 28 years of health and human services experience in the areas of administration, productivity improvement, management consulting, revenue maximization and management information systems. Prior to joining us, Mr. Davenport was employed by Deloitte & Touche, and its predecessor, Touche Ross & Co., in Boston, Massachusetts, where he became a partner in 1987. Mr. Davenport received his M.P.A. in Public Administration from New York University in 1971 and his B.A. in Political Science and Economics from Hartwick College in 1969.

1994

Raymond B. Ruddy Age: 62

Raymond B. Ruddy has served as one of our directors since August 2004 and Vice Chairman of the Board of Directors since September 2005. Mr. Ruddy retired from MAXIMUS in August 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.

2004

Wellington E. Webb Age: 64

Wellington E. Webb has served as one of our directors since his election in September 2003. Mr. Webb completed his third, four-year term as Mayor of the City and County of Denver, Colorado in 2003. Prior to first being elected as Mayor in 1991, he served at the state, local, and federal levels in several capacities including Denver City Auditor, Executive Director of the Colorado Department of Regulatory Agencies, and Regional Director of the U.S. Department of Health Education and Welfare. Mr. Webb’s distinguished public career began in 1972 when he was elected to the Colorado House of Representatives. Mr. Webb holds a B.A. in Sociology from the Colorado State College at Greeley and a M.A. in Sociology from the University of Northern Colorado. He also holds honorary Doctorates from the University of Colorado at Denver and from Metropolitan State College.

2003

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE THREE NOMINEES SET FORTH ABOVE.

Class I Directors (present term expires in 2007)

Name and Age	Business Experience and Other Directorships	Director Since

Paul R. Lederer Age: 66

Paul R. Lederer has served as one of our directors since April 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer has held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. from the University of Illinois and received his J.D. from Northwestern University. He is also chairman of the board of Proliance International, Inc. (the successor to Transpro, Inc.) and a director of R&B, Inc. and O’Reilly Automotive, Inc.

2003

Peter B. Pond Age: 61

Peter B. Pond has served as one of our directors since his election in December 1997 and as Chairman of the Board since September 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company’s Midwest Investment Banking Group. Mr. Pond holds a B.S. in Economics from Williams College and an M.B.A. in Finance from the University of Chicago. He is also a director of Navigant Consulting, Inc.

1997

James R. Thompson, Jr. Age: 69

James R. Thompson, Jr. has served as one of our directors since his election in March 2001. Governor Thompson currently serves as Chairman of the international law firm of Winston & Strawn, a position he has held since January 1993. He joined that firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until January 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson has served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board. Governor Thompson also served on the National Commission on Terrorist Attacks Upon the United States (9-11 Commission). Governor Thompson attended the University of Illinois and Washington University, and he received his J.D. from Northwestern University in 1959. Governor Thompson is currently a member of the boards of directors of Navigant Consulting, Inc., FMC Corporation, and FMC Technologies, Inc.

2001

Class II Directors (present term expires in 2008)

Name and Age	Business Experience and Other Directorships	Director Since

Russell A. Beliveau Age: 58

Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from October 2000 until his retirement in September 2002 and served as President of Business Development from September 1998 until October 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has more than 28 years of experience in the health and human services industry during which he has worked in both government and private sector positions at the senior executive level. Mr. Beliveau’s past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems from Boston College in 1980 and his B.A. in Psychology from Bridgewater State College in 1974.

1995

John J. Haley Age: 56

John J. Haley has served as one of our directors since June 2002. Mr. Haley is currently President and Chief Executive Officer of Watson Wyatt Worldwide, Inc., a human resources and employee benefits consulting firm. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is also a director of Watson Wyatt Worldwide, Inc. and serves on the Watson Wyatt LLP Partnership Board. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

2002

Marilyn R. Seymann Age: 63

Marilyn R. Seymann has served as one of our directors since April 2002. Dr. Seymann is currently Associate Dean of the College of Law at Arizona State University. Before that she was President and Chief Executive Officer of M One, Inc., a corporate strategy and governance consulting firm for public and private companies, from 1991 to 2005. Prior to forming M One, she held senior management positions with Chase Bank, Arthur Andersen, and was the Associate Dean of the College of Business at Arizona State University. Dr. Seymann holds a B.A. from Brandeis University, an M.A. from Columbia University, and a Ph.D. from California Western University. She is a director of EOS International, Beverly Enterprises, Inc., and Provide Commerce, Inc.

2002

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our articles of incorporation and bylaws.  Members of the board are kept informed of our business through discussions with the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.  Our corporate governance practices are summarized below.

Corporate Governance Guidelines

The board of directors has adopted Guidelines for Corporate Governance that set forth the practices of the board with respect to management review and responsibility, board composition, selection of directors, operation of the board and meetings, committees of the board, director responsibilities and tenure and evaluation of the board and committees.  The Guidelines are available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp.

From time to time, MAXIMUS and its subsidiary agencies may provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers.  Consistent with the New York Stock Exchange listing standards, the Guidelines for Corporate Governance establish categorical standards under which the board views the following relationships as impairing a director’s independence:

•      a director who is currently, or in the past three years has been, employed by the company or by any subsidiary of the company;

•      a director who has accepted, or has any family member who has accepted, payments from the company or its affiliates in excess of $100,000 within the current fiscal year or any of the past three fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation);

•      a director who has an immediate family member who is, or has been in the past three years, employed by the company or any subsidiary of the company as an executive officer;

•      a director who is a partner, controlling shareholder or an executive officer of any for-profit business to which the company made, or from which it received, payments (other than those which arise solely from investments in the company’s securities) in the current fiscal year or in any of the last three fiscal years that exceed 2% of consolidated gross revenue for the business, or the company, for that year, or that exceed $1,000,000, whichever is greater;

•      a director who is employed as an executive officer of another company where any of the company’s executive officers serves on that other company’s compensation committee, or such a relationship has existed within the past three years; and

•      a director who has been a partner or employee of the company’s outside auditor within the past three years.

The board of directors in its business judgment has determined that the following eight members of its Board of Directors are independent as defined by New York Stock Exchange listing standards: Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy, Marilyn R. Seymann, James R. Thompson, Jr. and Wellington E. Webb.  None of our independent directors, their immediate family members, or employers, is engaged in relationships with us that the categorical standards cover and, as a result, each independent director meets our categorical standards.  In addition, with the exception of Governor Thompson, none of the independent directors has any relationship with us, other than being one of our directors.

Governor Thompson is Chairman of the law firm of Winston & Strawn in Chicago.  Winston & Strawn has provided certain specialized legal services to MAXIMUS from May 2000 to the present.  In 2005, 2004 and 2003, MAXIMUS paid Winston & Strawn $35,191, $138,050 and $12,527, respectively, for legal and business consulting services.  Outside of the scope of the categorical standards, the board of directors examined this relationship from a general “facts and circumstances” point of view.  That is, the board considered the amounts paid to Winston &

Strawn in light of all facts and circumstances involving the relationship, both from the company’s standpoint and from the standpoint of Winston & Strawn.  The board concluded that the company’s relationship to Winston & Strawn was not material to any party.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions.  That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp.

Board and Committee Meeting Attendance

Our board expects that its members will prepare for, attend and participate in all board and applicable committee meetings.  Our board of directors held seven meetings during fiscal 2005.  During our 2005 fiscal year, each of our directors attended all of the meetings of our board of directors and all of the meetings of the committees of the board upon which each served, except that Dr. Seymann did not attend one Board meeting and one Compensation Committee meeting due to the passing of her father, Mr. Haley did not attend one Compensation Committee meeting, and Governor Thompson did not attend three Compensation Committee meetings.

Executive Sessions

Executive sessions where non-employee directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting.  Peter B. Pond, the Chairman of the Board, serves as chairman for executive sessions.

Communications with Directors

Any director may be contacted by writing to him or her c/o MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.  Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the Nominating and Governance Committee.  We promptly forward such correspondence to the indicated directors.

Committees of the Board

The standing committees of the board of directors are the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements.  The Audit Committee specifically reviews the financial reports and other financial information provided by the company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process.  The Audit Committee operates under a written charter originally adopted by the board on May 16, 2000, as subsequently amended.  The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp.

The members of the Audit Committee are Peter B. Pond (Chair), Paul R. Lederer, Raymond B. Ruddy, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of audit committee members in effect on the date of this proxy statement.  The board of directors has determined that all of the committee members are financially literate as defined by the New York Stock Exchange listing standards and that Mr. Pond qualifies as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee held six meetings during fiscal 2005.  For additional information regarding the committee, see “Audit Information – Report of the Audit Committee” below.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of James R. Thompson, Jr. (Chair), John J. Haley, Paul R. Lederer, Peter B. Pond, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of nominating and governance committee members in effect on the date of this proxy statement.  The Nominating and Governance Committee operates under a written charter originally adopted by the board on September 23, 2003, as subsequently amended.  The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp.  The Nominating and Governance Committee did not meet separately from the full board during fiscal 2005.

The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the board of directors, to ensure an appropriate structure and process for management succession and to establish and assure the effectiveness of the governance principles of the board and the company.  The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

•      personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

•      broad, policy-making level training and experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

•      expertise that is useful to the company and complementary to the background and experience of other directors;

•      willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

•      commitment to serve on the board over a period of several years to develop knowledge about the company’s principal operations; and

•      willingness to represent the best interests of all shareholders and objectively appraise management performance.

The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors.  Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if it receives timely written notice, in proper form, for each such recommended director nominee.  If the notice is not timely and in proper form, the nominee will not be considered by the committee.  To be timely for the 2007 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2007 Annual Meeting of Shareholders” below.  To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.  These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

Under the process used by us for selecting new board candidates, the President and Chief Executive Officer, the Nominating and Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board.  The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders.  An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Nominating and Governance Committee.  A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts.  The President and Chief Executive Officer and at least one member of the Nominating and

Governance Committee interviews prospective candidates.  The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, and evaluating their effectiveness in supporting our overall business objectives.  Specifically, the committee evaluates the performance and sets the compensation of the Chief Executive Officer, establishes compensation policies for our directors and consults with the Chief Executive Officer on compensation policies for senior management, and reviews our executive development programs, performance evaluation process and incentive compensation programs.  The Compensation Committee operates under a written charter originally adopted by the board on September 23, 2003, as subsequently amended.  The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp.

The members of the Compensation Committee are Marilyn R. Seymann (Chair), Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy and James R. Thompson, Jr., each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of compensation committee members in effect on the date of this proxy statement.

The Compensation Committee held six meetings during fiscal 2005.  For additional information regarding the committee, see “Report of the Compensation Committee” below.

Annual Meeting Attendance

We encourage members of the board of directors to attend the annual meeting of shareholders.  Dr. Seymann did not attend the 2005 annual meeting of shareholders due to the passing of her father.  All other directors attended the meeting.

Director Compensation

Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors.  Outside directors are paid a $45,000 annual retainer (at least $25,000 of which must be received in stock options), a fee of $2,500 for each board meeting and a fee of $1,500 for each committee meeting in which they participate.  Mr. Pond receives an additional $80,000 retainer for his services as Chairman of the Board and an additional $10,000 retainer for his services as Chairman of the Audit Committee.  Dr. Seymann receives an additional $5,000 retainer for her services as Chair of the Compensation Committee.  Directors who are entitled to directors’ fees may elect to receive all or a portion of their cash fees in stock options granted under our 1997 Equity Incentive Plan, valued using the Black-Scholes option pricing method.

Any director who is not a MAXIMUS employee is eligible to participate in our 1997 Director Stock Option Plan.  Options under the Director Stock Option Plan are automatically granted to an eligible director upon the election or re-election of the director.  Under the plan, each option consists of 5,000 shares of common stock for each year of the term of office to which the director is elected or re-elected, with any period of term of office less than a year deemed a full year.  The option becomes exercisable for 5,000 shares immediately upon grant and, if the grant is for more than 5,000 shares, then it also becomes exercisable for an additional 5,000 shares at each subsequent annual shareholders meeting during which the optionee is an eligible director and shares remain unexercisable under the option.  Options granted under the Director Stock Option Plan have a ten-year term.  The exercise price for each option is equal to our common stock’s last sale price on the trading day immediately preceding the date of grant, as reported on the New York Stock Exchange.  During fiscal year 2005, the eligible directors were Mr. Beliveau, Mr. Haley, Mr. Lederer, Mr. Pond, Mr. Ruddy, Dr. Seymann, Governor Thompson and Mr. Webb.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions are as follows:

Name	Age	Position

Lynn P. Davenport	58	Chief Executive Officer, President and Director
Richard A. Montoni	54	Chief Financial Officer and Treasurer
David R. Francis	44	General Counsel and Secretary
Mark S. Andrekovich	44	Chief of Human Capital
John F. Boyer	58	President of Federal Services
Bruce L. Caswell	39	President of Operations
Andrew W. Cramer	49	President of Enterprise Systems
Michael Plymack	51	President of Health and Human Services Systems
Robert Sullivan

48

President of Consulting

The following information sets forth biographical information for all executive officers.  Such information with respect to Lynn P. Davenport, the company’s Chief Executive Officer and President, is set forth above in the “Proposal 1 – Election of Directors” section.

Richard A. Montoni has served as our Chief Financial Officer and Treasurer since March 2002.  Previously he served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from December 2000 to August 2001.  From October 1996 to December 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until March 2002.  Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years.  Mr. Montoni holds a Masters Degree in Accounting from Northeastern University and a Bachelor of Science degree in Economics from Boston University.

David R. Francis has served as our General Counsel and Secretary since August 1998.  He has over 19 years experience as a practicing attorney.  Before joining us, he was Of Counsel at the law firm Howrey & Simon and, prior to that, Senior Counsel at Teledyne, Inc.  Mr. Francis received his J.D. from Harvard Law School in 1986 and his B.A. in Philosophy from Johns Hopkins University in 1983.

Mark Andrekovich has served as our Chief of Human Capital since September 2005.  Prior to joining MAXIMUS, he worked for Banister International, a private human capital and executive search firm in Philadelphia, Pennsylvania, where he served as a partner and practice leader from May 2003 to September 2005.  In addition, he has more than 20 years of comprehensive human resources experience with multi-national companies such as General Electric, PDI and Cytec Industries.  Mr. Andrekovich holds a Bachelors of Science in Business Administration from Clarion University of Pennsylvania and a M.B.A. from Monmouth University.

John F. Boyer has served as the President of Federal Services since October 2005.  Before that he was the President of our Health Services Group since October 2004.  Previously he served as General Manager of our Health Services Strategic Business Unit from October 2003 through September 2004.  Before that he served as President of our Health Services Group since October 2001 and before that he was President of the Health Management Services Division from September 1998 to September 2001.  Mr. Boyer has been with MAXIMUS since 1995, primarily in health-related services.  Mr. Boyer has over 30 years of experience in health care delivery including clinical, administrative and managed care services.  Prior to joining MAXIMUS, Mr. Boyer was Director, Health Services Financing Policy in the Office of the Assistant Secretary of Defense (Health Affairs) at the Pentagon.  He has served in a variety of clinical nursing roles including Clinical Instructor of Neurology and Neurosurgery at the National Naval Medical Center, Supervisor of Outpatient and Emergency Services, and Charge Nurse of Intensive Care Units in several Naval Hospitals.  Mr. Boyer holds a Ph.D. in Public Administration/Public Policy Analysis from the American University, an M.S. in Management from the Naval Postgraduate School, an M.S. in Nursing from New York Medical College and a B.S. in Education (Mathematics) from Illinois State University.

Bruce L. Caswell has served as the President of Operations since October 2005.  Before that he was the President of our Human Services Group since October 2004.  Previously he was employed by the IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services (BCS) in Bethesda, MD.  During his tenure at IBM, Mr. Caswell also served as Director of Federal Sales (BCS) and led sales and business development teams in IBM’s marketing and software organizations nationally and globally.  Prior to IBM, Mr. Caswell served five years with Price Waterhouse LLP, Office of Government Services, in Washington, DC, culminating as a Manager in the firm’s Policy Research and Analysis practice unit.  Mr. Caswell has over 15 years of experience providing consulting, systems integration, and program operations services primarily to public sector clients at the state and Federal levels.  Mr. Caswell holds a Master of Public Policy (MPP) from the John F. Kennedy School of Government, Harvard University (1990) and a B.A. in Economics from Haverford College (1988).

Andrew Cramer has served as the President of Enterprise Systems since September 2005.  Prior to joining MAXIMUS, he was Vice President and General Manager for Global Infrastructure Services with Unisys U.S. Federal Government Group.  Mr. Cramer led a team of sales and delivery professionals with particular emphasis on Enterprise Network Consulting, Security and Managed Infrastructure Services. Mr. Cramer has also been Vice President and General Manager, Solution Integration and Support at Xerox, as well as Director of Corporate Business Strategy in Rochester, NY.  He was with AT&T Corporation and its subsidiary, NCR, for over 20 years.  During his career with AT&T, he spent over 10 years at Bell Laboratories, five years in Federal government program management and two years on international assignment in London with NCR’s retail financial group. Mr. Cramer has a bachelors degree in Mathematics and Philosophy from Birmingham Southern College and a masters degree in Computer Science from New York University.

Michael Plymack has served as President of Health and Human Services Systems since October 2005.  Before joining MAXIMUS, he was employed by IBM Corporation for nearly 30 years, retiring as a Vice President and Practice Area Leader within the Public Sector of IBM Global Services.  Prior to his Public Sector experience, Mr. Plymack served in executive roles at IBM ranging from consulting practice leadership to large scale program management.  Mr. Plymack holds a B.A. in Chemistry from Cornell University (1976).

Robert B. Sullivan has served as the President of Consulting since October 2005.  Prior to joining MAXIMUS he was employed by BearingPoint for over 19 years, serving most recently as Senior Vice President of the HealthServices Segment.  Prior to leading the health care practice at BearingPoint, Mr. Sullivan was a Managing Director in the Federal Services practice, providing consulting support to a variety of Federal Government clients.  Mr. Sullivan holds a Bachelor of Science Degree in Business (Accounting) from the University of Maine.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our board of directors establishes the cash compensation policies for the company’s executive officers.  The Committee consists of Mr. Beliveau, Mr. Haley, Mr. Lederer, Mr. Pond, Mr. Ruddy, Dr. Seymann and Governor Thompson.  Dr. Seymann serves as Chair of the Committee.  The Committee is also responsible for approving the equity compensation of executive officers under the MAXIMUS 1997 Equity Incentive Plan.  The Committee submits this report on compensation policies and actions during fiscal year 2005 with respect to our executive officers, including Mr. Davenport in his capacity as our Chief Executive Officer and our four most highly compensated other employees who served as our executive officers during some or all of our 2005 fiscal year.

Compensation Philosophy

MAXIMUS is committed to a total compensation program that pays for performance and is competitive with the compensation programs of the companies with which MAXIMUS competes for business and executive talent.  As such, our primary goals are to:

•      Attract, retain, motivate and reward those executives responsible for delivering strategic and financial results.

•      Compensate executives fairly for financial and strategic successes and the enhancement of stockholder value.

•      Encourage ownership of MAXIMUS stock so that management’s long-term financial interests are closely linked with the long-term interest of MAXIMUS’ stockholders.

Our market for executive talent is broader than the consulting or government outsourcing sector.  As such, we review data from two sources.  The first represents several companies that consist of private and public companies representing the information technology, outsourcing, and management consulting industries without regard to company size or market capitalization.  The Committee periodically reviews these companies to determine whether they are a representative cross section of the companies with which MAXIMUS competes for executive talent.  The second comparator group reflects a cross section of general industry companies adjusted for size of company.

Compensation At Risk

MAXIMUS maintains a compensation program with significant pay at risk.  Correspondingly, MAXIMUS also provides its executives a significant upside earnings potential, based on meeting annual financial and non-financial goals and increasing our stock price.  As an example, approximately 75% of the Chief Executive Officer’s total target compensation for 2006 is at risk.

Compensation Components

Compensation for MAXIMUS’ executives consists of three principal elements: base salary, annual cash bonus and long term equity incentives.

Base Salaries.  Base salaries are set to attract and retain qualified executives and are targeted around the market median for comparable positions.  Changes in base salaries are made after considering relative competitive positions, individual performance, and general salary levels within and outside MAXIMUS.

Mr. Montoni and Mr. Caswell received an initial monthly base salary under the terms of his employment agreement, subject to annual review for adjustment.  Mr. Montoni’s agreement was approved by MAXIMUS in 2002 and Mr. Caswell’s agreement was approved by MAXIMUS in 2004.  Messrs. Davenport, Boyer and Francis do not have employment agreements, and their base salaries were adjusted after their annual reviews.

Annual Cash Bonuses.  Annual cash bonuses provide an opportunity to earn additional cash rewards for business and individual success and are set as a percentage of base pay.  The bonus pool is determined by the Company meeting earnings goals.  These levels are set at the beginning of each fiscal year and approved by the Board of Directors.  The Committee evaluates the Company’s performance against those goals and, in its discretion, approves the final amount of the bonus pool.  Distributions from the bonus pool are awarded to the individuals based on a combination of business and individual contributions.  The Committee retains discretion to approve special payments to individuals or groups of individuals at the business unit or corporate levels who make exceptional contributions to the Company.

Messrs. Davenport, Montoni, Boyer, Caswell and Francis also may receive an annual cash bonus as significant part of their annual compensation.  In fiscal 2005, their cash bonuses represented the following percentages of the indicated officer’s total fiscal 2005 earned cash compensation: Mr. Davenport, 57.1%, Mr. Montoni, 32.9%, Mr. Boyer, 33.8%, Mr. Caswell, 49.2% and Mr. Francis, 30.0%.  A target cash bonus is established for Mr. Montoni and Mr. Caswell by the terms of his employment agreement.

Long-Term Equity Incentives.  Long-term equity incentives are provided to MAXIMUS executives in the form of options to purchase common stock and Restricted Stock Units (RSUs).  The MAXIMUS long-term equity program is designed to (i) highlight and reinforce the mutual long-term interests between employees and the shareholders, (ii) attract and retain important key executives, managers and individual contributors and (iii) encourage teamwork.

Our stock option grants have relatively long vesting periods.  We believe that the retention value of these options and RSUs are maximized, and that our executive officers are provided with an incentive for longer-term success, through long vesting periods.  Most of our stock options vest in equal annual installments over four years beginning on the first anniversary of the date of the option grant and must be exercised within six years.  If employees leave MAXIMUS before their options are exercisable, the unexercisable portions are forfeited, unless the committee determines other treatment.  Beginning in 2005, we reduced the option term from ten to six years for new awards, which results in fewer options outstanding at any given time.  The RSUs typically vest in equal installments over six years beginning on the first anniversary of the RSU grant.  However, if the company exceeds targeted levels of EPS growth during any fiscal year, then the vesting of an additional installment will occur.

In general, the number of RSUs and shares of common stock underlying the stock options granted to each executive officer reflects the significance of that executive officer’s current and anticipated contributions to MAXIMUS, the internal peer group, and the competitive peer group of companies.  The target number of shares for each executive will determine the pool of shares available for distribution based on contribution to MAXIMUS and potential for future contributions.  The Committee establishes the incentive awards for the chief executive officer.  The chief executive officer recommends individual awards for the other executive officers to the Committee, which approves the awards.  MAXIMUS expects to continue to apply this philosophy to future grants of its stock options and RSUs.  The value that may be realized upon exercise of options depends upon the price of our common stock at the time of exercise and the exercise price of the option.

Mr. Davenport’s Compensation

At the time that he became chief executive officer, Mr. Davenport did not receive an increase in his base annual salary of $500,000.  Effective April 1, 2005, the Committee fixed Mr. Davenport’s base annual salary at $550,000.  The Committee set Mr. Davenport’s base salary at a level that it believed was consistent with his salary history at MAXIMUS and the criteria for base salaries described above.  The Committee is responsible for determining Mr. Davenport’s annual bonus after the end of the fiscal year by evaluating MAXIMUS’ overall financial performance and Mr. Davenport’s contribution to MAXIMUS’ performance.  As a result of these criteria, the Committee awarded Mr. Davenport an annual bonus of $300,000.  In addition, using the criteria described above for long-term equity incentives, the Committee awarded Mr. Davenport 15,026 RSUs and options to acquire 39,225 shares of common stock.

Compliance with Internal Revenue Code section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers.  To date, none of these officers has received compensation in excess of this threshold amount.  If the Committee believes that it is in the best interest of the company, it would reserve discretion in setting compensation above this amount.

If certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit.  MAXIMUS currently intends to structure its stock options grants to executive officers in a manner that meets these performance-based requirements.

Compensation Committee

Marilyn R. Seymann

Russell A. Beliveau

John J. Haley

Paul R. Lederer

Peter B. Pond

Raymond B. Ruddy

James R. Thompson, Jr.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

As disclosed under the caption “Certain Relationships and Related Transactions” below, Governor Thompson is Chairman of the law firm of Winston & Strawn, which firm has provided certain specialized legal services to MAXIMUS from May 2000 to the present.

In addition, Mr. Davenport, in his capacity as a member of our board of directors, participated in our board’s deliberations during our 2005 fiscal year concerning executive officer compensation (excluding his own compensation).  During our 2005 fiscal year, Mr. Davenport served as an officer and employee of MAXIMUS.

EXECUTIVE COMPENSATION

Annual Compensation

The table below provides earned compensation information for our chief executive officer and our most highly compensated other employees who served as our executive officers during some or all of our 2005 fiscal year whose salary and bonus from MAXIMUS earned for fiscal year 2005 exceeded $100,000.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Units ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)

Lynn P. Davenport	2005	525,000	300,000	—	499,765	39,225	6,300
President and Chief	2004	500,000	35,000	—	139,600	100,000	6,150
Executive Officer	2003	385,000	35,000	—	—	5,000	6,000

Richard A. Montoni	2005	425,000	140,000	—	216,190	15,000	6,300
Chief Financial	2004	385,000	30,000	—	130,875	65,000	6,150
Officer	2003	340,000	25,500	—	—	15,000	8,833

John F. Boyer (5)	2005	385,000	130,000	—	216,190	10,000	6,300
President of Federal Services	2004	350,000	50,000	—	122,150	70,000	6,150

Bruce L. Caswell (6)	2005	335,417	165,000	—	83,820	50,000	875
President of Operations

David R. Francis	2005	327,120	98,000	—	80,256	80,000	6,300
General Counsel and	2004	260,000	20,000	—	69,800	—	6,466
Secretary	2003	228,462	17,500	—	—	—	6,783

(1)       The bonuses shown for fiscal year 2005 were earned in fiscal year 2005, but were paid on or about December 6, 2005.  Similarly, bonuses shown for fiscal year 2004 were earned in fiscal year 2004, but paid on or about December 6, 2004, and bonuses shown for fiscal year 2003 were earned in fiscal year 2003, but were paid on or about November 20, 2003.

(2)       Compensation in the form of perquisites and other personal benefits has been omitted when the total amount of those perquisites and personal benefits constituted less than either $50,000 or 10% of the total annual salary and bonus for the officer for the applicable fiscal year.

(3)       The 2005 amounts in this column are the dollar values (based on the closing price of our common stock on the date of the award, which was October 18, 2004 for the award to Mr. Caswell and May 25, 2005 for the awards to the other officers) of the number of restricted stock units (“RSUs”) awarded to each of the individuals listed in this chart, as follows: Mr. Davenport, 15,026 RSUs; Mr. Montoni, 6,500 RSUs; Mr. Boyer, 6,500 RSUs; Mr. Caswell, 3,000 RSUs; and Mr. Francis, 2,413 RSUs.  These RSUs vest as to one-sixth of each award on (i) the first March 31 after the date of the award and (ii) each of the five anniversaries of such March 31 date, subject to acceleration of vesting if certain earnings targets are met.  The aggregate number and market value (based on the closing price of our stock on September 30, 2005) of the restricted stock units (“RSUs”) held by each of the individuals listed in this chart on September 30, 2005 (based on the closing price of our common stock on September 30, 2005) was as follows: Mr. Davenport, 27,526 RSUs valued at $984,055; Mr. Montoni, 13,750 RSUs valued at $491,563; Mr. Boyer, 13,500 RSUs valued at $482,625; Mr. Caswell, 3,000 RSUs valued at $107,250; and Mr. Francis, 6,413 RSUs valued at $229,265.  Dividend equivalents will not be paid on the RSUs.

(4)       The figures in this column represent our contribution to the employee’s account under our 401(k) plan.

(5)       Mr. Boyer became an executive officer on December 10, 2003.

(6)       Mr. Caswell’s employment with the company began on October 18, 2004, and he became an executive officer on December 8, 2004.

Stock Options

The following table provides information for options granted during our 2005 fiscal year to our chief executive officer and our most highly compensated other employees who served as our executive officers during some or all of our 2005 fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants
		Percent			Potential Realizable
		of Total			Value at Assumed
	Number of	Options			Annual Rates of
	Securities	Granted to			Stock Price
	Underlying	Employees	Exercise or		Appreciation for
	Options	in Fiscal	Base Price	Expiration	Option Term (1)
Name	Granted (#)	Year (%)	($/share)	Date	5% ($)	10% ($)

Lynn P. Davenport	20,000	3.84	28.50	11/19/2010	193,860	439,780
	19,225	3.69	33.26	5/25/2011	217,473	493,352

Richard A. Montoni	15,000	2.88	28.50	11/19/2010	145,395	329,835

John F. Boyer	10,000	1.92	28.50	11/19/2010	96,930	219,890

Bruce L. Caswell	50,000	9.60	27.94	10/18/2014	878,550	2,226,450

David R. Francis	70,000	13.44	27.00	10/27/2014	1,188,600	3,012,170
	10,000	1.92	28.50	11/19/2010	96,930	219,890

(1)       The values in this column are given for illustrative purposes; they do not reflect our estimate or projection of future stock prices.  The values are based on an assumption that our common stock’s market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option’s term.  We based the values on the common stock’s last sale price on the business day immediately preceding the date of grant, as reported on the New York Stock Exchange.  Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock’s price, which will affect all shareholders proportionately.

The following table provides information regarding stock options exercised during our 2005 fiscal year and the value of unexercised stock options held on September 30, 2005 by our chief executive officer and our most highly compensated other employees who served as our executive officers during some or all of our 2005 fiscal year.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

	Options Exercised
	During
	Fiscal Year 2005		Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-the-
	Acquired	Value	Options at		Money Options at Fiscal
	on Exercise	Realized	Fiscal Year-End (#)		Year-End ($)(2)
Name	(#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lynn P. Davenport	—	—	98,213	116,725	1,372,018	290,570

Richard A. Montoni	—	—	68,750	86,250	271,438	315,413

John F. Boyer	19,792	292,034	31,481	62,500	141,950	117,125

Bruce L. Caswell	—	—	—	50,000	—	390,500

David R. Francis	—	—	26,516	56,666	252,371	480,828

(1)       The values in this column represent the fair market value of the shares acquired upon exercise of options as of the date of exercise, less the exercise price paid to exercise those options.

(2)       The values in this column represent the difference between the last reported sales price of the common stock as reported by the New York Stock Exchange on September 30, 2005 ($35.75) and the exercise price of the option, multiplied by the number of shares subject to the option.

The following table provides information as of September 30, 2005 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans/arrangements approved by the shareholders:
1997 Equity Incentive Plan (1)	2,226,369	$28.55	766,030
1997 Director Stock Option Plan	100,000	31.25	0

	2,326,369	$28.67	766,030
Equity compensation plans/arrangements not approved by the shareholders (2)	3,452	$12.31	—
Total	2,329,821	$28.65	766,030

(1)       In addition to being available for future issuance upon exercise of options that may be granted after September 30, 2005, all shares under the 1997 Equity Incentive Plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards.

(2)       Represents options assumed in connection with our acquisition of Carrera Consulting Group in August 1998. The exercise price of these options is $12.31 per share. All of these options are fully vested and expire in May 2008.

Executive Employment Agreements

Each of Mr. Montoni and Mr. Caswell have entered into executive employment, non-compete and confidentiality agreements with MAXIMUS.

Mr. Montoni’s agreement was effective as of March 18, 2002 and continues for a four-year term through March 18, 2006.  The agreement provides for an initial base salary of $325,000 and an initial target cash bonus of $100,000 per year, with annual reviews for increases.  The agreement also expressly provided for the award of options to acquire 60,000 shares of common stock.  In the event that MAXIMUS terminates Mr. Montoni’s employment without cause or Mr. Montoni terminates employment for “good reason” (as defined in his agreement), he will be entitled to receive salary and benefits for the remaining term of the agreement.

Mr. Caswell’s agreement was effective as of October 1, 2004 and continues for a two-year term through October 1, 2006.  The agreement provides for an initial base salary of $350,000 and an initial target cash bonus of 30% of annual base salary, with annual reviews for increases.  The agreement also expressly provides for the award of options to acquire 140,000 shares of common stock and 3,000 RSUs.  In the event that Mr. Caswell terminates employment for “good reason” (as defined in his agreement), he will be entitled to receive a lump-sum severance payment equal to six months’ base salary and the pro-rated portion of the current annual target bonus.

Each agreement provides that the officer will not compete with us during the term of his employment and for two years after its termination and that the officer will maintain our trade secrets in strict confidence.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Governor Thompson, who has served as one of our directors since March 2001, is Chairman of the law firm of Winston & Strawn in Chicago.  Winston & Strawn has provided certain specialized legal services to MAXIMUS from May 2000 to the present.

Raymond B. Ruddy, who has served as one of our directors since 2004, provided consulting services to the company during fiscal year 2005.  That agreement expired on August 31, 2005 and was not renewed.  During fiscal 2005, Mr. Ruddy was paid $44,000 by us, which amount he elected to receive in the form of stock options.

STOCK PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return on our common stock for the five-year period from September 30, 2000 to September 30, 2005, with the cumulative total return for the NYSE Stock Market (U.S. Companies) Index and the NYSE/AMEX/NASDAQ Stocks (SIC 8740-8749 U.S. Companies) Management and Public Relations Services Index.  This graph assumes the investment of $100 on September 30, 2000 in our common stock, the NYSE Stock Market (U.S. Companies) Index and the NYSE/AMEX/NASDAQ Stocks (SIC 8740-8749 U.S. Companies) Management and Public Relations Services Index and assumes dividends are reinvested.

Comparison of Five - Year Cumulative Total Returns

Performance Graph for

MAXIMUS, INC.

PROPOSAL 2 – AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN

General

Our board of directors adopted the 1997 Equity Incentive Plan in January 1997, and our shareholders approved the plan in February 1997.  The plan provides for the grant of stock-based awards to those of our (and our subsidiaries’) employees, outside directors and consultants who are capable of contributing significantly to our successful performance, as determined by the plan committee.  Awards that may be granted under the plan include the following, all of which relate to our common stock: stock options (both incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock, stock units and other stock-based awards.  The plan committee has the authority to determine the number of awards which will be granted and the specific terms and conditions of individual awards, including exercise prices, vesting periods and expiration dates, and can amend, modify or terminate existing awards.

The plan is designed to attract and retain key employees and consultants and to provide an incentive for these individuals to achieve long-range performance goals.  The plan enables our key employees and consultants to participate in our long-term growth.  We believe the plan has successfully helped us to meet those objectives.

Plan amendments were submitted for the approval of our shareholders at our 1999, 2001 and 2002 annual meetings.  The plan, as amended to date, is attached as Appendix A to this proxy statement.  The plan may be amended, suspended or terminated by the board, subject to such stockholder approval as the board determines to be necessary or advisable.

Shares Under the Plan

The plan currently provides for awards to be made for up to a total of 6,500,000 shares of MAXIMUS common stock.  The number of shares available for awards under the plan is subject to adjustment for recapitalizations, reorganizations and similar capital changes that affect our common stock.  In addition, we may grant options under the plan to the holders of outstanding options granted by an acquired company through the assumption or substitution of the acquired company’s outstanding options.  However, options issued in replacement of options assumed from an acquired company will not reduce the number of shares available for award under our plan.  When we acquired the Carrera Consulting Group in August 1998, we granted options to purchase an aggregate of 131,807 shares of our common stock to the holders of outstanding options to purchase shares of Carrera’s common stock as a result of our assumption of these options.  Out of the options granted as a result of the assumption of the Carrera options, options to purchase 63,861 shares of our common stock have been cancelled and options to purchase 64,900 shares have been exercised.

As of January 3, 2006, we have made incentive awards with respect to an aggregate of 7,113,130 shares of our common stock to 1,329 individuals pursuant to the plan.  However, these numbers include the options granted in exchange for the options assumed from the Carrera option holders and reflect awards that have been forfeited or canceled in accordance with their terms, or shares that were not issued because of a payment of cash in lieu of shares.  In such cases, the plan provides that the number shares available for incentive awards will not be reduced.  Therefore, after excluding such awards, 687,093 shares of common stock remain available for incentive awards under the plan.

The closing price of our common stock on January 3, 2006, as reported by the New York Stock Exchange, was $37.40.

The Amendment

On December 6, 2005, the board of directors voted, subject to shareholder approval, to increase the number of shares of common stock available for awards under the plan to 8,000,000 shares, subject to adjustment for recapitalizations, reorganizations and similar capital changes that affect our common stock.  The board proposed this amendment in order to ensure that a sufficient number of shares of our common stock are available to be issued under the plan in the future.  The board made the proposed amendment to the plan subject to shareholder approval.  Accordingly, the proposal to increase the number of shares available under the plan to 8,000,000 shares will be voted on at our 2006 Annual Meeting.  If this proposal is not approved at the annual meeting, the board will reconsider the amendment.

The proposed amendment will assure that a sufficient reserve of common stock remains available for issuance under the plan in order to allow us to continue to use equity incentives to attract and retain the services of key individuals and other personnel essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock option grants and other stock-based awards believing that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Incentive awards made to newly-hired or continuing employees are based on both competitive market conditions and individual performance.

Administration and Eligibility

Our board of directors has delegated to the Compensation Committee authority to administer the 1997 Equity Incentive Plan.  Awards are granted under the plan at the discretion of the Compensation Committee.

The Committee or its designee(s) determines the recipients of awards and establishes the terms and conditions of each award, including the exercise price, the acceptable forms of payment of the exercise price, the number of shares underlying the award, the term and expiration date of the award and the award’s vesting period, subject to limitations provided in the plan.  The plan, as amended to date, requires that the exercise price of any stock option granted under the plan be no less than the fair market value of our common stock on the date that the option is granted.  In addition, the plan prohibits grants of nonstatutory stock options which are exercisable in whole or in part more than ten years from the date they are granted.  No incentive stock option may be granted under the plan after January 31, 2007, ten years from the date of the plan’s adoption, and no repricing of options issued under the plan is permitted, except in the case of a recapitalization of MAXIMUS, without shareholder approval.

Although the plan permits the Committee to provide dividend equivalent rights in connection with awards, the Committee has not granted any such rights.

The board has delegated to our President the power to grant options under the plan to our employees and consultants who are not “reporting persons” under Section 16 of the Securities Exchange Act of 1934, in amounts consistent with guidelines established by our management.  The President may not grant options in excess of 50,000 shares to any newly hired non-reporting person without the approval of the board.

New Plan Benefits

We intend to continue to grant options to purchase shares of common stock under the plan to eligible officers and key employees.  The persons eligible to participate in the plan include the officers of MAXIMUS and its subsidiaries and its employees.  No determination has been made as to which of the persons eligible to participate in the plan will receive awards under the plan in the future and, therefore, the future benefits to be allocated to any individual or to various groups of eligible participants are not presently determinable.

The following table sets forth information relating to all outstanding stock options under the plan to (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not executive officers, as a group.  The table does not include awards of restricted stock.

	Number of Securities Underlying Options Granted (1)	Weighted Average Exercise or Base Price ($/Share)	Value of Unexercised In-the-Money Options at January 3, 2006 ($) (2)

Lynn P. Davenport	356,778	22.11	1,597,607

Richard A. Montoni	179,822	31.63	418,250

John F. Boyer	112,719	31.04	216,144

	Number of Securities Underlying Options Granted (1)	Weighted Average Exercise or Base Price ($/Share)	Value of Unexercised In-the-Money Options at January 3, 2006 ($) (2)

Bruce L. Caswell	100,000	27.94	118,250

David R. Francis	108,303	26.68	561,035

Executive Group	1,057,622	26.84	2,911,286

Non-Executive Director Group	329,868	31.12	1,743,567

Non-Executive Officer Employee Group	1,482,592	23.87	11,569,115

(1)   Stock options were granted at the closing sales price of a share of common stock as reported on the New York Stock Exchange at the date of grant.

(2)   The value of in-the-money options was calculated by determining the difference between the closing price of a share of common stock as reported on the New York Stock Exchange on January 3, 2006 and the exercise price of the options.

Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of incentive awards that would be authorized to be granted under the plan, based upon the current provisions of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. As the rules governing the tax treatment of such awards are quite technical, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options.  An optionee does not realize taxable income upon the grant of an incentive stock option (ISO) under the plan.

If an optionee does not dispose of shares issued to the optionee upon the exercise of an ISO both (i) within two years from the date that the ISO was granted, and (ii) within one year from the date that the optionee exercised the ISO, then any dollar amount realized on the sale of the shares in excess of the exercise price of the option will be taxed to the optionee as a long-term capital gain.  Similarly, any loss sustained by the optionee in the sale of the shares will be treated as a long-term capital loss.  In either situation, MAXIMUS will not be allowed a deduction on our federal income taxes.  An optionee may incur an alternative minimum tax liability as a result of an adjustment in computing alternative minimum taxable income that will be caused by the exercise of the ISO.

If an optionee disposes of shares acquired upon the exercise of an ISO prior to the expiration of either (i) the two-year period following the date the ISO was granted, or (ii) the one-year period following the exercise date, then the optionee will realize ordinary income in the year of the disposition in an amount equal to the excess (if any) of the fair market value of the shares when the ISO was exercised (or, if less, the amount realized in the sale of the shares) over the exercise price of the option.  Any further gain realized by the optionee will be taxed as a short-term or long-term capital gain.  A disposition of this nature is known as a “disqualifying disposition.” MAXIMUS will be entitled to deduct from our federal income taxes the amount of ordinary income realized by an optionee, but not the amount of any additional realized short-term or long-term capital gain, in a disqualifying disposition of an ISO.  A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options.  An optionee does not realize taxable income when a nonstatutory stock option is granted.  However, upon exercise of a nonstatutory option, an optionee realizes ordinary income in an amount equal to the excess (if any) of the fair market value of the shares on the date of the option exercise over the exercise price of the option.  MAXIMUS will be entitled to deduct from our federal income taxes the amount of ordinary income realized by an optionee in the exercise of a nonstatutory option.  Furthermore, any appreciation or depreciation occurring after the date of exercise of the nonstatutory option will be treated as a short-term or long-term capital gain or loss once the shares underlying the option are disposed of by the optionee.  MAXIMUS will not be allowed a deduction on our federal income taxes as a result of a disposition of shares received upon exercise of a nonstatutory option.

Stock Appreciation Rights.    A participant does not realize taxable income when a SAR is granted. Instead, the employee realizes ordinary income upon exercise of an SAR in an amount equal to the cash and/or the fair market value (on the date of exercise) of the shares of common stock received. MAXIMUS will be entitled to deduct from its federal income taxes the amount of ordinary income realizable by the participant when the SAR is exercised.

Performance Shares.    A participant generally will not recognize taxable income upon the grant of performance shares. The participant, however, will recognize ordinary income when the participant receives payment of cash and/or shares of common stock for the performance shares. The amount included in the participant’s income will equal the amount of cash and the fair market value of the shares of common stock received. MAXIMUS generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income with respect to phantom stock.

Stock Awards.    A participant will not recognize any income upon the receipt of restricted stock awards depend on the restrictions imposed on the stock. Generally, the fair market value of the stock received will not be includable in the participant’s gross income until such time as the stock is no longer subject to a substantial risk of forfeiture or becomes transferable. The employee may, however, make a tax election to include the value of the stock in gross income in the year of receipt despite such restrictions. Generally, MAXIMUS will be entitled to deduct the fair market value of the stock transferred to the employee as a business expense in the year the employee includes the compensation in income.

Stock Units.    A participant generally will not recognize taxable income upon the award of stock units. The participant, however, will recognize ordinary income when the participant receives payment of cash and/or shares of common stock for the stock unit. The amount included in the participant’s income will equal the amount of cash and the fair market value of the shares of common stock received. MAXIMUS generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income with respect to stock unit.

Vote Required

In order to be adopted, the amendment to the plan must be approved by the affirmative vote of a majority of the votes cast by holders of record of the common stock.  Under applicable NYSE listing standards, the total votes cast on the proposal must also represent over 50% of all shares of our common stock outstanding on the record date. Shareholders may direct that their votes be cast for or against the proposal, or shareholders may abstain from this proposal.  The NYSE listing standards consider abstentions to be votes cast for purposes of this proposal.  Broker non-votes are not considered votes cast and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee and the board of directors has appointed, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2006.  Ernst & Young LLP has audited our consolidated financial statements for the fiscal years ended September 30, 2005 and 2004.  A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.

AUDIT INFORMATION

The Audit Committee operates under a written charter that the board of directors has adopted.  The members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

Fees of Independent Public Accountants

Audit Fees

Fees for audit services totaled approximately $967,000 in the 2005 fiscal year and approximately $483,000 in the 2004 fiscal year.  These fees include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, audit of internal controls with respect to the 2005 fiscal year and statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services totaled approximately $42,000 in the 2005 fiscal year and approximately $45,000 in the 2004 fiscal year.  Audit-related services principally include accounting consultations and Sarbanes-Oxley Act Section 404 consultations.

Tax Fees

Fees for tax services, including tax advice and tax planning, totaled approximately $63,000 in the 2005 fiscal year and approximately $91,000 in the 2004 fiscal year.

All Other Fees

There were no fees for other services rendered to us by Ernst & Young LLP for the 2005 and 2004 fiscal years, other than the fees disclosed in the preceding three paragraphs of this proxy statement.

Report of the Audit Committee

The Audit Committee of the board of directors’ primary function is to assist the board in fulfilling its oversight responsibilities for financial reporting compliance by reviewing the audited financial statements, the systems of internal controls which management and the board of directors have established and the overall audit process.  In the course of its oversight, the Audit Committee of the board has (i) reviewed and discussed with management the MAXIMUS audited financial statements for the fiscal year ended September 30, 2005,

(ii) discussed with Ernst & Young LLP, MAXIMUS’ independent accountants, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  In addition, the Audit Committee discussed with the independent accountants the auditors’ independence and considered whether the provision by Ernst & Young LLP of the non-audit services described in the section of this proxy statement captioned “Audit Information” above is compatible with maintaining the auditors’ independence.

Based on this review and discussion, the Audit Committee recommended to the board of directors that the audited financial statements be included in the MAXIMUS Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Peter B. Pond
Paul R. Lederer

Raymond B. Ruddy

Marilyn R. Seymann

Wellington E. Webb

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor.  The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services.

SHAREHOLDER PROPOSALS FOR

OUR 2007 ANNUAL MEETING OF SHAREHOLDERS

Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to our Corporate Secretary at least 45 days before the meeting.  However, if we have given less than 60 days notice or public disclosure of the meeting, then we must receive a shareholder’s notice within 15 days after our notice or disclosure was given.  A shareholder notice must describe the proposed business or nominee and identify the shareholder making the proposal or nomination.

Any proposal you intend to present at the 2007 Annual Meeting of Shareholders must be received by MAXIMUS at our principal office at 11419 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 28, 2006 if you wish to have it included in the proxy statement and form of proxy for that meeting.

In addition, if we do not receive your proposal for presentation at the 2007 Annual Meeting by December 12, 2006, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised shareholders of the proposal in the proxy statement for the 2007 Annual Meeting.

OTHER MATERIALS

Our summary annual report for fiscal year 2005 and our Annual Report on Form 10-K for our 2005 fiscal year as filed with the SEC on December 12, 2005 are being mailed to shareholders along with this notice and proxy statement on or about January 26, 2006.  Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2005 fiscal year.  Requests should be directed to the Director of Investor Relations, MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

By Order of the Board of Directors,

David R. Francis, Secretary

January 26, 2006

Appendix A

MAXIMUS, INC.

1997 Equity Incentive Plan

Section 1.  Purpose

The purpose of the MAXIMUS, Inc. 1997 Equity Incentive Plan is to attract and retain key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2.  Definitions

“Affiliate” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.  For purposes hereof, “control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise.  In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

“Award” means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

“Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision, as applicable to the Company at the time (“Rule 16b-3”); provided, however, that until such committee is appointed, “Committee” means the Board.

“Common Stock” or “Stock” means the common stock of the Company.

“Company” means MAXIMUS, Inc.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death.  In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

“Effective Date” means January 31, 1997.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

“Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

“Other Stock-Based Award” means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Cycle” or “Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

“Performance Shares” mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

“Restricted Period” means the period of time during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

“Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

“Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

“Stock Unit” means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

Section 3.  Administration

The Plan shall be administered by the Committee.  The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan.  The Committee’s decisions shall be final and binding.  To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4.  Eligibility

All employees and, in the case of Awards other than Incentive Stock Options, outside directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company are eligible to be Participants in the Plan.  Incentive Stock Options may be awarded only to persons eligible to receive such Options under the Code.

Section 5.  Stock Available for Awards

(a)           Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 6,500,000 shares of Common Stock.  If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited without the Participant having had the benefits of ownership (other than voting rights), the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan.  Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)           If the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.  However, except in the case of a recapitalization of the Company, the exercise price of any Option granted under the Plan may only be adjusted with the approval of the shareholders of the Company at an annual or special meeting thereof.

Section 6.  Stock Options

(a)           Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option.  The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after the Effective Date.

(b)           The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options and Nonstatutory Stock Options.

(c)           Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter.  However, no Nonstatutory Stock Option shall be granted which is exercisable, in whole or in part, more than ten years from the date of grant of such Nonstatutory Stock Option.  The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d)           No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company.  Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

(e)           The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.

Section 7.  Stock Appreciation Rights

(a)           Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option.  SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.  SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option.  SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

(b)           An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

Section 8.  Performance Shares

(a)           Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle.  There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other.  The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

(b)           The committee shall establish performance goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select.  During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c)           As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals.  The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable thereafter.  The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9.  Restricted Stock

(a)           Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards.  Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)           Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period.  Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine.  Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company.  At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

Section 10.  Stock Units

(a)           Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

(b)           Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11.  Other Stock-Based Awards

(a)           Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and

Common Stock awards or options.  Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

(b)           The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award.  Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12.  General Provisions Applicable to Awards

(a)           Limitations on Transferability.  Options shall not be transferable by the recipient other than by will or the laws of descent and distribution and are exercisable during such person’s lifetime only by such person or by such person’s guardian or legal representative; provided that the Committee may in its discretion waive such restriction in any case.

(b)           Documentation.  Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c)           Committee Discretion.  Each type of Award may be made alone, in addition to or in relation to any other type of Award.  The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.  Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

(d)           Settlement.  The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

(e)           Dividends and Cash Awards.  In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(f)            Termination of Employment.  The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(g)           Change in Control.  In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

(h)           Loans.  The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

(i)            Withholding Taxes.  The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability.  The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.  In the Committee’s discretion, the Participant may pay any taxes due with respect to an Option in whole or in part in shares of Common Stock, including shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(j)            Foreign Nationals.  Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(k)           Amendment of Award.  The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.  Notwithstanding the foregoing, except in the case of a recapitalization of the Company, the Committee shall obtain shareholder approval to: (i) amend the terms of any outstanding options under the Plan to provide an option exercise price per share which is lower than the then-current exercise price per share of such outstanding options or (ii) cancel any outstanding options under the Plan and grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share lower than the exercise price per share of the cancelled options.

Section 13.  Miscellaneous

(a)           Limitation on Number of Shares Granted.  Notwithstanding any other provision of the Plan, the aggregate number of shares of Common Stock subject to Options and SARs that may be granted within any fiscal year to any one Eligible Person under the Plan shall not exceed that number of shares equal to 20% of the total number of shares reserved for issuance under the Plan, except for grants to new hires during the fiscal year of hiring which shall not exceed that number of shares equal to 30% of the total number of shares reserved for issuance under the Plan.

(b)           No Right To Employment.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment.  The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(c)           No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.  A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(d)           Effective Date.  Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date.  Before such approval, Awards may be made under the Plan expressly subject to such approval.

(e)           Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

(f)            Governing Law.  The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

[FORM OF PROXY]

ANNUAL MEETING OF SHAREHOLDERS OF

MAXIMUS, INC.

March 22, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR AND VOTES "FOR" PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class III Directors.				2. Amendment of the Company’s 1997 Equity Incentive Plan to increase the number of shares of the Company’s Common Stock as to which awards may be granted under the plan to 8,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐	FOR ALL	Lynn P. Davenport	For Term Expiring in 2009
	NOMINEES	Raymond B. Ruddy	For Term Expiring in 2009
		Wellington E. Webb	For Term Expiring in 2009
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the 2006 fiscal year.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)

This Proxy, when properly executed, will be voted in the manner directed by the undersigned herein. If no specification is made, this Proxy will be voted “FOR” proposals 1, 2 and 3. The proxies appointed hereby are also authorized by this Proxy to vote in their discretion on behalf of the undersigned upon such other matters as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

				MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder			Date:	Signature of Shareholder		Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAXIMUS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MARCH 22, 2006

The undersigned shareholder of MAXIMUS, Inc. (the “Company”) hereby appoints Lynn P. Davenport, Richard A. Montoni and David R. Francis, and each of them acting singly, as the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on March 22, 2006, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

(Continued and to be signed on the reverse side)

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